For Immediate Release
October 4, 2012

Contact:	Tony J. VunCannon
Senior Vice President, Chief Financial Officer
Tony.vuncannon@hometrustbanking.com
828-350-3049

HomeTrust Bancshares Added to Russell 2000® Index

Asheville, North Carolina   HomeTrust Bancshares, Inc. (the “Company”) (NASDAQ: HTBI) announced today it was added to the Russell 2000® Index effective Friday, September 28, 2012, as part of Russell Investments’ quarterly IPO additions. The Company was also added to the Russell 3000®, Russell Global®, and Russell Microcap® indexes.

“We are pleased to be added to the Russell indexes,” noted Dana Stonestreet, President and Chief Operating Officer.  “We believe it represents a potential opportunity to increase our shareholder base throughout the investment community.”

The Russell 2000® Index, a subset of the Russell 3000® Index, measures the performance of the small-cap segment of the U.S. equity market. The Russell 2000® Index includes approximately 2,000 of the smallest securities based on a combination of their market cap and current index membership.

About HomeTrust Bancshares, Inc.

On July 10, 2012, the Company became the holding company for HomeTrust Bank (the "Bank") in connection with the completion of the Bank's conversion from the mutual to the stock form of organization and the Company's related initial public stock offering. The Bank, including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank, is a community-oriented financial institution with $1.7 billion in assets as of June 30, 2012.  The Bank offers traditional financial services within its local communities through its 20 full service offices in Western North Carolina, including the Asheville metropolitan area, and the "Piedmont" region of North Carolina. The Bank is the 10th largest bank headquartered in North Carolina.

Forward-Looking Statements

Statements in this press release that are not historical facts may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties that could cause actual results to differ materially from the results anticipated in such statements, including increased competitive pressures, changes in the interest rate environment, changes in general economic conditions and conditions within the securities markets, legislative and regulatory changes and other factors described from time to time in documents filed and furnished by the Company with the Securities and Exchange Commission.

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